Exhibit 10.1

EMPLOYMENT TRANSITION AGREEMENT

THIS EMPLOYMENT TRANSITION AGREEMENT (“Agreement”), effective as of December 14, 2017 (the “Effective Date”), is made and entered into by and between WABASH NATIONAL CORPORATION (the “Company”) and Richard J. Giromini (“Executive”).

WITNESSETH:

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company pursuant to the terms of an Amended and Restated Executive Employment Agreement with the Company dated December 31, 2010 (the “Employment Agreement”);

WHEREAS, Executive has informed the Company that he intends to step down from his position as Chief Executive Officer of the Company effective as of June 1, 2018, and is willing to continue to serve the Company in the position of an Executive Advisor for a period of one year thereafter;

WHEREAS, the Company wishes to provide for the terms of Executive’s resignation of his current positon, and to secure the services of Executive as an Executive Advisor thereafter so as to, among other things, facilitate a smooth transition for his successor; and

WHEREAS, in connection with the foregoing, the Company and the Executive hereby agree to terminate the Employment Agreement effective as of June 1, 2018 and to substitute the terms of this Agreement effective as of June 1, 2018.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Employment Agreement; Transition Agreement. The terms of the Employment Agreement shall continue in effect until June 1, 2018 (the “Transition Date”), upon which date it shall terminate and be of no further force or effect. The parties agree that the termination of the Employment Agreement and the change in Executive’s position hereunder does not constitute a termination of employment or trigger a severance event or other rights under the Employment Agreement. Subject to Executive’s employment until the Transition Date and the terms and conditions of this Agreement, the Company shall employ Executive under this Agreement for the period (the “Transition Period”) commencing on the Transition Date and continuing through June 1, 2019 (the “Retirement Date”), subject to earlier termination in accordance with Section 4 hereof. The period from the Effective Date until the expiration of this Agreement shall be referred to as the “Term,” subject to earlier termination as provided herein.

2.       Position and Duties.

a.       Position(s).

(i)       Chief Executive Officer; Board of Directors. Prior to the Transition Date, Executive shall continue to serve as the Chief Executive Officer of the Company, subject to the terms and conditions of the Employment Agreement. The Company agrees that the Board shall nominate Executive for re-election to serve on the Board at the 2018 annual meeting of the Company’s shareholders. If Executive is re-elected to the Board at such a meeting, he agrees to serve in such capacity, without additional compensation, through the end of the elected term.

(ii)       Executive Advisor. During the Transition Period, Executive shall serve as an Executive Advisor to the Company under the terms of this Agreement. As Executive Advisor, Executive shall perform such duties and responsibilities as set forth on Exhibit A hereto, and as may reasonably be prescribed from time to time by the Company’s Chief Executive Officer (“CEO”), consistent with his position of Executive Advisor. Executive shall report directly to the CEO. Executive agrees to undertake and faithfully perform the duties and responsibilities of such position.

b.       Capacity. During the period of Executive’s employment as Chief Executive Officer and as Executive Advisor, Executive shall continue in his capacity as an employee of the Company, subject to the employment policies of the Company and with participation in employee benefit programs as provided in the Employment Agreement and this Agreement. During the Term hereof, Executive agrees to devote his time, attention and energies to the business and interests of the Company as necessary to perform his duties to the Company, excepting periods of vacation, illness or disability and except such time as the Executive may reasonably require for personal matters and affairs. It is reasonably anticipated by the parties, as of the date hereof, that the level of bona fide services to be provided by Executive as Executive Advisor during the Transition Period shall be greater than twenty (20) percent of the average level of services performed by Executive as Chief Executive Officer. During the Term, Executive may serve on the boards of directors of other entities and may pursue passive investments; provided that such activities do not unreasonably interfere with his duties and responsibilities hereunder or create a conflict of interest with the Company; and further provided that, with respect to serving on the boards of directors of entities other than charitable organizations and not-for-profit corporations, the Executive obtains written consent from the Company, such consent not to be unreasonably withheld.

3.       Compensation and Benefits during Transition Period.

a.       Base Salary. Prior to the Transition Date, Executive shall continue to receive base salary pursuant to the terms of Section 3.1 of the Employment Agreement. Subject to the terms and conditions set forth in this Agreement, the Company shall pay Executive an annual base salary of six hundred thousand dollars ($600,000) during the Transition Period, in substantially equal installments and consistent with the Company’s normal payroll practices.

b.       Annual Bonus. Prior to the Transition Date, Executive shall continue to be eligible to participate in the Company’s Short-Term Incentive Plan and receive annual bonuses pursuant to the terms of Section 3.2 of the Employment Agreement, including with respect to the calendar year 2018 (the “2018 Bonus”). The 2018 Bonus shall be determined in accordance with the terms of the plan by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), based upon a target percentage of 100% of base salary and a maximum percentage of 200% of base salary. For such purpose, the base salary amount shall equal the total amount of base salary payable to Executive under the Employment Agreement and this Agreement, respectively, for such year. The 2018 Bonus, if any, shall be subject to the performance goals and procedures established by the Compensation Committee at the beginning of the calendar year. Executive shall not be eligible for an annual bonus under the Company’s Short-Term Incentive Plan for calendar year 2019.

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c.       LTI Grants. Prior to the Transition Date, Executive shall continue to be eligible to receive long-term stock incentive awards in accordance with the Company’s regular grant cycle, pursuant to the terms of the Company’s 2017 Omnibus Incentive Plan, subject to the discretion of the Compensation Committee. All long-term stock incentive awards held by Executive as of the Transition Date shall be subject to the terms and conditions of the Plan and award agreements entered into pursuant to the Plan, with Executive’s employment by the Company during the Transition Period being treated as continuing for all purposes under such agreements, including vesting of benefits and term of the awards. Executive shall not be eligible for any long-term stock incentive grants during the Transition Period.

d.       Employee Benefit, Savings and Retirement Plans. During the Transition Period, Executive shall be entitled to participate in all employee benefit, savings and retirement plans applicable generally to other executives of the Company, in accordance with terms and conditions of such plans. The parties intend that, for purposes of Executive’s participation in the Company’s “Supplemental Plan,” based upon the expectation of the parties as to Executive’s bona fide level of services as stated in Section 2(b) of this Agreement, determined as of the Transition Date, Executive shall be treated as incurring a “separation from service” as of the Retirement Date. Following the Retirement Date, Executive shall be eligible for all pension and retiree benefits of the Company to which he is entitled in accordance with the terms and conditions of such plans.

e.       Perquisites and Other Benefits. During the Transition Period, Executive shall be entitled to participate in the executive perquisites and personal benefits to which he is entitled as of the Transition Date, in accordance with terms and conditions thereof as determined by the Compensation Committee, including the Company’s executive life insurance plan, long-term disability insurance, executive physical, Company matching contributions to health savings account, health club discounts and credit monitoring services.

f.       Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses, including travel expenses, paid or incurred by Executive in connection with the performance of his duties and responsibilities during the Transition Period, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

4.       Employment Termination during Transition Period. The employment of Executive by the Company under this Agreement shall terminate upon the occurrence of any of the following during the Transition Period, subject to the provisions of Section 5 below. For avoidance of doubt, any termination of employment of Executive prior to the Transition Date for any reason shall be governed by the Employment Agreement, and upon any such termination the provisions of this Agreement shall be of no further force or effect.

a.        Termination by Executive. At the election of the Executive, his employment during the Transition Period may be terminated upon sixty (60) days advance written notice to the Company.

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b.       Termination by Company without Cause. At the election of the Company, Executive’s employment during the Transition Period may be terminated without Cause, upon sixty (60) days advance written notice to Executive. If Executive is terminated at the election of the Company without Cause, then, except as otherwise provided in this Agreement, the payments set forth in Section 5(c) shall be in complete accord and satisfaction of any claim that Executive has or may have for compensation or payments of any kind from the Company arising from or relating in whole or in part to Executive’s employment with or termination by the Company.

c.       Termination by Company for Cause. At the election of the Company, Executive’s employment during the Transition Period may be terminated for Cause, upon written notice by the Company to Executive. For purposes of this Agreement, Cause for termination shall be deemed to exist upon: (a) Executive’s willful and continued failure to perform his principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after Executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than twenty (20) business days, to correct the problems set forth in the notice; (b) Executive’s chronic alcoholism or addiction to non-medically prescribed drugs; (c) Executive’s theft or embezzlement of the Company’s money, equipment, or securities; (d) the conviction of Executive of, or the entry of a pleading of guilty or nolo contendere by Executive to, any felony or misdemeanor involving moral turpitude or dishonesty; or (e) a material breach of this Agreement by Executive, and the failure of Executive to cure such breach within ten (10) business days of written notice thereof specifying the breach. No act or omission on the part of Executive shall be considered “willful” unless it is done by Executive in bad faith or without reasonable belief that Executive’s action was in the best interests of the Company. Any act or omission based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Executive in good faith and in the best interests of the Company.

d.       Death, Disability. Executive’s employment during the Transition Period shall terminate upon the death or disability of Executive. For purposes of this Agreement, Executive shall be deemed to have a disability where: (a) Executive has been unable, by reason of illness or injury and with or without a reasonable accommodation, to perform his normal duties on behalf of the Company on a full-time basis for a period of 180 days, whether or not consecutive, within the preceding 360-day period; or (b) the receipt by Executive of disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of Executive.

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5.       Effect of Termination during Transition Period.

a.       Termination by Executive; Termination by Company for Cause. If Executive’s employment is terminated during the Transition Period by the Company for Cause (as defined in Section 4(c)) or if Executive terminates his employment for any reason, Executive shall be entitled to the compensation and benefits otherwise vested and payable to him under Section 3 of this Agreement as of the date of his termination of employment, subject to and payable in accordance with the terms and conditions of the applicable plans and programs (the “Accrued Benefits”).

b.       Termination for Death or Disability. If Executive’s employment is terminated by death or because of disability pursuant to Section 4(d), the Company shall pay or provide to the estate of Executive or to Executive, as the case may be, the Accrued Benefits.

c.       Termination by Company without Cause. If Executive’s employment is terminated by the Company without Cause pursuant to Section 4(b), the Company shall pay or provide to Executive (i) the Accrued Benefits, (ii) a lump-sum amount equal to the base salary during the Transition Period as provided in Section 3(a) that would have been paid to Executive from the date of termination of Executive’s employment through the Retirement Date, payable as provided in Section 5(d) and (iii) the 2018 Bonus, if not yet paid, based upon actual performance as determined by the Compensation Committee and payable for the full such calendar year on the same date as 2018 annual bonuses are paid to executive officers of the Company generally, but not earlier than as provided in Section 5(d). Such payments shall be less standard deductions and withholdings for federal, state, and local taxes as required by federal, state, or local law reasonably determined by the Company. The parties further agree that the Company shall continue the Executive’s health plan benefits, including dental and vision (pursuant to the terms and conditions of the applicable plan) for the period from the date of termination of Executive’s employment through the Retirement Date. The payments and benefits provided above, other than the Accrued Benefits, shall be conditioned upon the Executive’s execution and non-revocation of a release of claims as set forth in Section 5(d).

d.       Release of Claims. The parties acknowledge and agree that the payments and benefits to Executive described in Sections 5(c) shall be contingent upon Executive’s signing and executing a general release of claims acceptable to both the Company and him within forty-five (45) days following termination of employment and the release becomes irrevocable. The Company shall commence payment of such benefits within ten (10) days from the date the release becomes irrevocable. Any payments delayed pursuant to this Section 6(d) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; provided that if such forty-five (45) day delay period spans two taxable years of Executive, payments under Section 5(c) shall not be made until the second taxable year, with the first payment including any payments that would have been made had the forty-five (45)-day delay provided herein not applied. The parties further acknowledge and agree that Executive shall not be required to seek other employment or take other action in order to mitigate his damages or to be entitled to the benefits and payments under Sections 5(c) of this Agreement. The Company is not entitled to set off against such benefits and payments due, or any other amounts of money payable to Executive, any amounts he earns in other employment or engagement after the termination of his employment by the Company without Cause, or any amounts that he might or could have earned in other employment or engagement had he sought such other employment or engagement.

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6.       Confidential Materials and Information. Executive acknowledges that during his employment with the Company, he will occupy a position of trust and confidence with respect to the Company’s affairs and business and will have access to the Company’s trade secrets and other confidential and/or proprietary information (“Confidential Information”). Executive agrees that, both during his employment and after the termination of his employment, he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information. Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, and technological innovations in any stage of development. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company. Such information is, and shall remain, the exclusive property of the Company, and Executive agrees that he shall promptly return all such information to the Company upon termination of his employment. Any information publicly available or generally known within the industry or trade in which the Company operates and competes is not Confidential Information.

a.       Executive Obligations. The Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Company’s Confidential Information and materials.

(i)       Non-Disclosure. During and after his employment with the Company, Executive will not use, disclose or transfer any of the Company’s Confidential Information or materials other than as authorized by the Company within the scope of his duties with the Company, and will not use in any way other than in Company’s business any of the Company’s Confidential Information, including information or material received by the Company from others and intended by the Company to be kept in confidence by its recipients. Executive understands that he is not allowed to sell, license or otherwise exploit any products which embody or otherwise exploit in whole or in part any of the Company’s Confidential Information or materials, except on behalf of the Company.

(ii)       Disclosure Prevention. Executive will take all reasonable precautions to prevent the inadvertent or accidental exposure of the Company’s Confidential Information.

(iii)      Removal of Material. Executive will not remove any of the Company’s Confidential Information from the Company’s premises or make copies of such materials except for use in the Company’s business.

(iv)      Return All Materials. Executive will return to the Company all the Company’s Confidential Information, materials and copies of the foregoing at any time upon the request of the Company, in any event and without such request, prior to the termination of Executive’s employment by Company. Executive agrees not to retain any copies of any of the Company’s Confidential Information and materials after his termination of employment for any reason.

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(v)       Computer Security. During his employment with the Company, Executive agrees only to use computer resources (both on and off Company’s premises) for which he has been granted access and then only to the extent authorized. Executive agrees to comply with all Company policies and procedures, including, but not limited to, those concerning computer security. The Company recognizes and agrees that Executive may use such computer resources for de minimis personal use.

b.       Prior Proprietary Information. Executive agrees not to knowingly disclose to the Company or knowingly use in the Company’s business any information or material obtained prior to his employment with the Company relating to the business of any third person and intended by that person not to be disclosed to the Company. Executive represents that to the best of his knowledge Executive’s performance of all of the terms of this Agreement and as an executive of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by the Executive prior to the Executive’s employment by the Company. Further, Executive represents that to the best of his knowledge the performance of his duties with the Company will not breach any contractual or other legal obligation to any third person.

c.       Permitted Disclosures. Notwithstanding Executive’s obligations under this Section 6 (or under any other part of this Agreement), this Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 6(c) are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.

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7.       Post Employment Obligations.

a.       Covenants. Executive acknowledges: (a) his services to the Company will be special and unique; (b) his work for the Company will allow him access to the Company’s confidential information and customers; (c) the Company’s business is national and international in scope; (d) the Company would not have entered into this Agreement but for the covenants and agreements contained in this Section 7; and (e) the agreements and covenants contained in this Section 7 are essential to protect the business and goodwill of the Company. In order to induce the Company to enter into this Agreement, Executive covenants and agrees that:

b.       Non-Compete. During the term of his employment with the Company and for a period of twenty-four (24) months after his termination (the “Restricted Period”), for whatever reason, Executive will not directly or indirectly, individually or as an officer, director, executive, shareholder (except if he is a shareholder of less than 1% of a publicly traded security), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business that is competitive with the business of the Company in any geographic area in which the Company does or plans to do business while Executive was employed, including but not limited to the United States and Canada. A business competitive with the business of the Company is defined as a business engaged in the manufacture, distribution or wholesale or retail sale of new or used truck trailers (the “Trailer Business”) and any business engaged in related parts and service businesses, including distribution of parts to original equipment manufacturers and aftermarket customers (the “Parts Business”). Notwithstanding the foregoing, following the twelve (12) month anniversary of such termination for any reason, Executive shall not be prohibited from serving as a consultant or director (but not as an employee or officer) of any business that is engaged primarily in the Parts Business, so long as it is not also engaged in the Trailer Business.

c.       Non-Solicitation and Non-Interference with Customers and other Business Relationships. During the Restricted Period, Executive will not, directly or indirectly, knowingly solicit (other than on behalf of the Company) business or contracts for any products or services of the type provided, developed or under development by the Company during Executive’s employment by the Company, from or with (i) any person or entity which was a customer of the Company for such products or services as of, or within one year prior to Executive’s date of termination with the Company, or (ii) any prospective customer which the Company was soliciting as of, or within one year prior to Executive’s termination. Additionally, during the Restricted Period, Executive will not directly or indirectly contract with any such customer or prospective customer for any product or service of the type provided, developed or which was under development by the Company during Executive’s employment with the Company. Further, Executive shall not during the Restricted Period knowingly interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved during Executive’s employment with the Company.

d.       Non-Solicitation of Employees and Contractors. During the Restricted Period, Executive shall not knowingly solicit any person employed by the Company, or who within 180 days of termination of Executive’s employment had been so employed by the Company, to leave the employ of the Company. Further, during the Restricted Period, Executive will not knowingly solicit any contractor of the Company to terminate or reduce its business with the Company.

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e.       Non-Disparagement. Executive will not at any time make any statement, written or oral, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company, the Board or any of their respective current, former or future affiliates, or any current, former or future shareholders, partners, managers, members, officers, directors or employees of any of the foregoing (each, a “Company Party”), including negative references to or about any Company Party’s services, policies, practices, documents, methods of doing business, strategies, objectives, shareholders, partners, managers, members, officers, directors, or employees, or take any other action that may disparage any Company Party to the general public and/or any Company Party’s officers, directors, employees, clients, suppliers, investors, potential investors, business partners or potential business partners. Nothing in this Section 7(e) shall interfere with Executive’s ability to make the Permitted Disclosures as defined in Section 6(c) above.

f.       Executive Acknowledgement. Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company.

g.       Enforcement. The parties agree that if a court of competent jurisdiction finds that any term of this Section 7 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Section 7 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

8.       Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions would cause the Company substantial irreparable injury. Accordingly, the Executive agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of this Agreement without the necessity of proving actual damage. It is the express intention of the parties that the obligations of Section 6 and 7 of this Agreement shall survive its expiration.

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9.       Section 280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 9 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

10.       Notices. All required or permitted notices under this Agreement shall be in writing and shall be effective upon personal delivery or three (3) business days after being deposited in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other pa1iy at the address shown on the signature page hereof, or at such other address as either party may designate to the other in accordance with this Section 10, with a copy to counsel for the Executive, addressed as follows:

Mr. Richard Giromini

11 Shady Creek Ct.

Lafayette, IN 47905

and a copy to counsel for the Company, addressed as follows:

Chief Legal Officer

Wabash National Corporation

P.O. Box 6129 Lafayette, IN 47909

11.       Entire Agreement. This Agreement (including the Exhibits to the Agreement) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.       Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

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13.       Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

14.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

15.       Miscellaneous.

a.       No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.       The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.       The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

d.       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

16.       Indemnification. The Company, to the extent that it does so generally for its officers and directors and to the extent permitted by its corporate by-laws, shall provide Executive with directors and officers liability insurance and shall indemnify, defend, and hold Executive harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions in the course or scope of the duties he performs on behalf of the Company while employed by it and/or while serving as an officer and/or director of the Company. The provisions of this Section 16, though only with respect to acts or omissions by Executive while still employed by the Company, shall survive the expiration of this Agreement or the termination of Executive's employment with the Company for any reason.

17.       Section 409A.

(i)       The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A or any damages for failing to comply with Section 409A.

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(ii)      Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)     Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(iv)     Payments for Reimbursements, and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(v)      Payments Within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi)     Installments as Separate Payment. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the first date set forth above.

“COMPANY”

WABASH NATIONAL CORPORATION

By:	/s/ Martin C. Jischke
Name:	Martin C. Jischke
Its:	Chairman

“EXECUTIVE”

/s/ Richard J. Giromini
Richard J. Giromini

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Exhibit A

Executive Advisor Duties and Responsibilities

In accordance with Section 2(a) hereof, during the Transition Period, Executive shall perform such duties and responsibilities consistent with his position as reasonably prescribed by the CEO, and shall report to the CEO. Such duties and responsibilities shall primarily relate to the transition of his role to the new CEO, and in continuing to serve as a representative and spokesperson for the Company, including such duties as listed below, as and to the extent such individual duties are requested by the CEO. In addition, Executive shall continue to perform his duties as a director of the Company in accordance with the Company’s by-laws.

1.	CEO Transition:

a.	Work with the CEO to ensure a smooth transition of duties.

b.	Work with key customers and clients in connection with CEO transition.

c.	Communicate with management and other key employees in connection with CEO transition.

d.	Assist in the transition of other key relationships to CEO, including outside financial, legal, accounting, consulting relationships.

e.	Mentor and advise the CEO, as appropriate.

f.	Advise and provide support to CEO and management for implementation of key strategic initiatives.

g.	Advise CEO in connection with mergers, acquisitions, dispositions and other corporate transactions.

h.	Provide assistance and consultation in connection with the transition and messaging to analysts, investors and other constituents.

2.	Industry/Company Representative:

a.	Serve as the Company’s representative on industry, community and/or government related councils, boards and committees.

b.	Assist the CEO in the development and implementation of a transition plan to support the replacement of Executive with the CEO, or other designee to be determined by the CEO, on those councils, boards and committees.

c.	Represent the Company at selected industry conferences.

d.	Serve as a spokesperson for the Company in connection with key topics related to the industry as well as governmental matters and regulatory affairs affecting the company at a federal level and within Indiana.

e.	Review the Company’s annual report and annual proxy statement to shareholders and provide any input.

3.	Board Meetings and Related Matters:

a.	Attend Board meetings while continuing to serve as a Director, subject to the Company’s by-laws.

b.	Provide assistance and consultation to the CEO on matters of Board administration.

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